Exhibit 10.6A

SECOND AMENDMENT OF
JOHN BEAN TECHNOLOGIES CORPORATION
INCENTIVE COMPENSATION AND STOCK PLAN

WHEREAS, John Bean Technologies Corporation (the “Company”) maintains the John Bean Technologies Corporation Incentive Compensation and Stock Plan (the “Plan”);

WHEREAS, the Compensation Committee of the Board of Directors of the Company now deems it necessary and desirable to amend the Plan in certain respects; and

WHEREAS, this Second Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of the amendment;

NOW, THEREFORE, by virtue and in exercise of the powers reserved to the Compensation Committee under Section 17 Amendment and Termination of the Plan, the Plan is hereby amended in the following respects, effective February 23, 2010:

•           Section 4 of the Plan is hereby amended in its entirety to read as follows:

SECTION 4.        SHARES AND CASH.

4.1           Shares Available for Issuance and Cash Available for Awards.  The maximum number of shares of Common Stock that may be delivered to participants and their beneficiaries under the Plan will be 3,700,000.  Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares.

No Award will be counted against the shares available for delivery under the Plan if the Award is payable to the participant only in the form of cash, or if the Award is paid to the participant in cash.

Notwithstanding any provision contained herein to the contrary, with respect solely to Awards payable to participants only in the form of cash, the maximum aggregate amount of Awards to be settled only in cash that may be granted, or that may vest or become payable, as applicable, in any calendar year for all participants (in the aggregate) under the Plan is $8,000,000.00.  This cash limitation shall apply separately from the shares of Common Stock limitation under Plan.

If any Award is forfeited, or if any Stock Option (and any related Stock Appreciation Right) terminates, expires or lapses without being exercised, or if any Stock Appreciation Right is exercised for cash, the shares of Common Stock subject to such Awards will again be available for delivery in connection with Awards under the Plan.  If the option price of any Stock Option granted under the Plan is satisfied by delivering shares of Common Stock to the Company (by either actual delivery or by attestation), only the number of shares of Common Stock delivered to the participant, net of the shares of Common Stock delivered or attested to, will be deemed delivered for purposes of determining the maximum numbers of shares of Common Stock available for delivery under the Plan.  To the extent any shares of Common Stock subject to an Award are not delivered to a participant because such shares are used to satisfy an applicable tax-withholding obligation, such shares will not be deemed to have been delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan.

In the event of any corporate event or transaction, (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split, merger, consolidation, separation, including a spin-off or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Company, the Committee shall make such substitution or adjustments in the aggregate number, kind, and price of shares reserved for issuance under the Plan, and the maximum limitation upon any Awards to be granted to any participant, in the number, kind and price of shares subject to outstanding Awards granted under the Plan and/or such other equitable substitution or adjustments as it determines are required to accomplish the same; provided, however, that the number of shares subject to any Award will always be a whole number.  Such adjusted price will be used to determine the amount payable in cash or shares, as applicable, by the Company upon the exercise of any Award.  Any such adjustment to an Award shall be made to the extent that such adjustment does not conflict with Section 409A of the Code.

4.2           Individual Limits.  No participant may be granted Stock Options and Stock Appreciation Rights covering in excess of 400,000 shares of Common Stock in any calendar year.  The maximum aggregate amount with respect to each Management Incentive Award, Award of Performance Units, Award of Restricted Stock, Award of Stock Units or Award of Restricted Stock Units that may be granted, or, that may vest, as applicable, in any calendar year for any individual participant is 400,000 shares of Common Stock.  Notwithstanding any provision contained herein to the contrary, with respect solely to Awards payable to participants only in the form of cash, the maximum aggregate amount of Awards to be settled only in cash that may be granted, or that may vest or become payable, as applicable, in any calendar year for any individual participant under the Plan is $3,200,000.00.  This cash limitation shall apply separately from the shares of Common Stock limitation under Plan.

IN WITNESS WHEREOF, the Compensation Committee, on behalf of the Company, has caused this amendment to be executed by its duly authorized representative this 23rd day of February, 2010.

JOHN BEAN TECHNOLOGIES CORPORATION

By: /s/ Mark K. Montague

Its:  Vice President, Human Resources